Consent of Independent Accountants

To the Trustees of Standish, Ayer & Wood Master Portfolio:

We consent to the incorporation by reference, in Amendment No. 8 to the Registration Statement on Form N-1A (1940 Act File Number 811-07603) of Standish, Ayer & Wood Master Portfolio, our reports dated February 18, 1999, on our audits of the financial statements and supplemental data of the Standish Fixed Income Portfolio, Standish Diversified Income Portfolio, Standish Global Fixed Income Portfolio and Standish Short Term Asset Reserve Portfolio, which reports are included in the Annual Reports to the Shareholders for the periods stated therein. We also consent to the reference to our Firm under the captions "Independent Accountants" and "Financial Statements" in this Registration Statement.


                                                PricewaterhouseCoopers LLP


Boston, Massachusetts
April 23, 1999